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                                                                   EXHIBIT 10(a)


      THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
          THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933


                   MARATHON OIL CORPORATION 1990 STOCK PLAN,
              (As Amended and Restated Effective January 1, 2002)


  1. Objectives. The Marathon Oil Corporation 1990 Stock Plan, formerly named the USX Corporation 1990 Stock Plan (the "Plan"), is designed:

       (a) to promote the long-term financial interests and growth of the Corporation and subsidiaries by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Corporation's businesses;

       (b) to motivate management personnel by means of growth-related incentives to achieve long-range growth goals; and

       (c) to further the identity of interests of participants with those of the stockholders of the Corporation through opportunities for increased stock ownership in the Corporation.

  2. Definitions.

       (a) Board.  The Board of Directors of Marathon Oil Corporation;

       (b) Committee. The Compensation & Organization Committee of the Board of Directors of Marathon Oil Corporation, which will consist of not less than three directors of the Corporation who are appointed by the Board of Directors and who will satisfy the definition of "non-employee director" under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any successor rule. In addition, in order to be a member of the Committee, a director must be an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder;

       (c) Corporation. Marathon Oil Corporation, formerly named USX Corporation, (MOC) and its (1) wholly-owned and partially-owned subsidiaries including limited liability companies ("Subsidiaries") and wholly-owned and partially-owned subsidiaries, direct and indirect, of Subsidiaries, and (2) joint ventures included within MOC or any entity described in (1) above;

       (d) Fair Market Value. Such value of a Share as reported for stock exchange transactions and determined in accordance with any applicable resolutions or regulations of the Committee in effect at the relevant time;

       (e) Grant. A Grant made under the Plan to a Participant in the form of an Option, Restored Option, Stock Appreciation Right or Restricted Stock or any combination thereof;

       (f)  Marathon Stock.  Marathon Oil Corporation Common Stock, par value
  $1.00;
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       (g) Participant.  An employee of the Corporation to whom a Grant is made;
  and

       (h) Share. A share of Marathon Stock, which may be authorized but unissued or issued and reacquired.

  3. Eligibility. Employees of the Corporation eligible for a Grant under the Plan are all executive officers and others in responsible positions whose performance, in the judgment of the Committee, affects the Corporation's success.

  4. Administration. The Plan shall be administered by the Committee in accordance with Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or any successor rule. The Committee shall determine the type or types of Grants to be made to each Participant and shall set forth in such Grant the terms, conditions and limitations applicable to it, including provisions relating to change in control of the Corporation. Grants may be made singly, in combination or in tandem. The Committee shall have full and exclusive power to interpret the Plan, to adopt rules, regulations and guidelines relating to the Plan, to grant waivers of Plan restrictions, other than the restrictions described in Paragraph 10, and to make all of the determinations necessary for its administration.

  5. Shares Subject to the Plan. Up to 0.5% of the outstanding Marathon Stock, as determined on December 31 of the preceding year, shall be available for Grants during each calendar year in which the Plan is in effect. In addition, Shares related to Grants that are forfeited, terminated, cancelled, expire unexercised, settled in cash in lieu of stock or in such manner that all or some of the Shares covered by a Grant are not issued to a Participant shall immediately become available for Grants, and these Shares, as well as any unused portion of the percentage limit of Shares in any calendar year, shall be carried forward and available for Grants in succeeding calendar years. During any calendar year, no Participant shall be awarded Grants pursuant to Paragraphs 7, 8, 9 and 10 hereof with respect to more than 500,000 Shares of stock.

  6. Delegation of Authority. The Committee may delegate to the Stock Option Officer and to other senior officers of the Corporation its duties under the Plan subject to such conditions and limitations as the Committee shall prescribe except that only the Committee may designate and make Grants to Participants who are subject to Section 16 of the Securities Exchange Act of 1934.

  7. Option. A right to purchase a specified number of Shares at not less than 100% of Fair Market Value on the date of the Grant. All Options will be Non-Qualified Options. Full payment for Shares purchased shall be made at the time of the exercise of the Option, in whole or in part. Payment of the purchase price shall be made in cash or in such other form as the Committee may approve, including Shares valued at the Fair Market Value of the Shares on the date of exercising the Option. No option shall have a term exceeding ten years from the date of grant or be exercisable prior to the expiration of one year from the date of grant, and no option shall be repriced except as provided for in Paragraph 12.
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  8. Restored Option.  An option issued as a result of the exercise of an option for which the purchase price is paid wholly in previously owned Shares of the class of stock of the underlying option. Upon such an exercise, a Restored Option shall be granted with respect to Shares of the class of stock of the underlying option, equal to the number of Shares actually used to exercise the underlying option or portion thereof plus any Shares withheld for the payment of taxes. A Restored Option (1) shall have an option price equal to the Fair
Market Value of the class of stock of the underlying option on the date of exercise, (2) shall have the same expiration date as the underlying option and
(3) shall not be exercisable prior to the expiration of one year from the date of grant. Grants and exercises of Restored Options shall be subject to such other restrictions as shall be determined by the Committee.

  9. Stock Appreciation Right. A right to receive a payment in cash and/or Shares equal to the excess of the Fair Market Value of a Share on the date the Stock Appreciation Right (SAR) is exercised over the Fair Market Value of a Share at the date of the SAR Grant for a specified number of Shares; provided, that for any SAR exercised during the 10-business-day period beginning on the third business day following the release of MOC's quarterly earnings, the Committee may, in its sole discretion, establish a uniform Fair Market Value of a Share for such period which shall not be more than the highest daily Fair Market Value and shall not be less than the lowest daily Fair Market Value during such 10-business-day period. No Stock Appreciation Right shall be exercisable prior to the expiration of one year from the date of grant. "Business day" shall mean all calendar days except Saturdays, Sundays and national holidays.

  10. Restricted Stock. An award of Shares for no cash consideration, if permitted by applicable law, or for such other consideration as determined by the Committee. Each award shall be subject to: the condition that the Participant's continuous service with the Corporation continue for at least one year following the date of such award; vesting restrictions based on achievement of business objectives, Corporation performance and other criteria; and provisions for forfeiture and non-transfer. Subject to such forfeiture and transfer restriction provisions as may be established by the Committee, any Participant receiving an award shall have all the rights of a stockholder of the Corporation with respect to Shares of Restricted Stock, including the right to vote the Shares and the right to receive any cash dividends thereon. During the period January 1, 1998 through May 31, 2005, the number of Shares of Restricted Stock granted shall not exceed 1,200,000.

   Each award of Restricted Stock under this Plan shall remain unvested until the Committee vests the Shares based upon the specific performance measures outlined in the table below. The Committee has the authority to adopt, in accordance with regulations established under the Code, applicable target levels under these performance measures and the percentage of Restricted Stock to be vested for attaining these target levels. The Committee reserves the
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right to reduce the percentage of Restricted Shares to be vested for a
Participant. Shares of Restricted Stock under this Plan will be vested only after the Committee certifies in writing that the applicable performance measures have been satisfied. No Shares of Restricted Stock shall be vested prior to the expiration of one year from the date of grant. In the case of a change in control of the Corporation, all restrictions shall terminate.

Earnings before interest, taxes and depreciation as % of total assets Oil and gas reserve replacement ratio
Upstream - Income per barrel of oil equivalent produced
Downstream - Operating income per barrel of refinery throughput
Safety performance

  11. Transfer. No Grant may be assigned, pledged or transferred other than by will or by the laws of descent and distribution and during a Participant's lifetime shall be exercisable only by the Participant or his or her guardian or legal representative.

  12. Adjustments. In the event of any change in the outstanding common stock of MOC by reason of a stock split, stock dividend, stock combination or reclassification, recapitalization or merger, or similar event, the Committee may adjust appropriately the number of Shares available for or covered by Grants and Share prices related to outstanding Grants and make such other revisions to outstanding Grants as it deems are equitably required.

   The number of Shares covered by Options and Restored Options unexercised on December 31, 2001 and/or their exercise prices will be adjusted by the Committee, if necessary, so that (i) the aggregate intrinsic value of the Options and Restored Options on January 1, 2002 is not greater than the aggregate intrinsic value of the Options and Restored Options immediately before January 1, 2002, and (ii) the ratio of the exercise price per share to the market value per share is not reduced. Any such adjustments will be based on the closing price per share of Shares (then trading as USX-Marathon Group Common Stock) on the last trading day before January 1, 2002 relative to the opening price per share of Shares on the next trading day.

  13. Tax Withholding. The Corporation shall have the right to deduct applicable taxes from any cash payment under this Plan which are required to be withheld and further to condition the obligation to deliver or the vesting of Shares under this Plan upon the Participant paying MOC such amount as it may request to satisfy any liability for applicable withholding taxes. Participants may elect to have MOC withhold Shares to satisfy all or part of their withholding liability in the manner and to the extent provided for by the Committee at the time of such election.
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  14.  Amendments.  The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan provided that, except for adjustments under Paragraph 12 hereof, no such action shall modify such Grant in a manner adverse to the Participant without the Participant's consent except as such modification is provided for or contemplated in the terms of the Grant.

  The Board may amend, suspend or terminate the Plan except that no such action may be taken (other than as provided in Paragraph 12) which would, without stockholder approval, increase the aggregate number of Shares available for Grants under the Plan; decrease the price of Options, Restored Options or SARs; change the requirements relating to the Committee; or extend the term of the Plan.

  15. Effective and Termination Dates. The Plan became effective on May 7, 1990, the date it was approved by the stockholders, and shall terminate on May 31, 2005, subject to earlier termination by the Board pursuant to Paragraph 14.